Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 399,164,000.00	0.0001531	$ 61,112.01
Fees Previously Paid	2	$ 5,175,781,495.30		$ 763,945.35
	Total Transaction Valuation:	$ 5,574,945,495.30
	Total Fees Due for Filing:			$ 825,057.36
	Total Fees Previously Paid:			$ 763,945.35
	Total Fee Offsets:			$ 61,112.01
	Net Fee Due:			$ 0.00
Offering Note
[1]	Solely for the purpose of calculating the filing fee and in addition to the underlying value of the transaction listed on Exhibit 107 of Schedule 13E-3 filed by the Filing Persons on September 4, 2024, the underlying value of the transaction is supplemented by adding an amount equal to the sum of (a) the product of 16,000 issued and outstanding 7.00% Fixed-to-Floating Rate Perpetual Non Cumulative Preference Shares, Series D, par value $1.00 per share of Enstar, an 1/1000th interest in each represented by one depositary share (such preferred shares, the "Enstar Series D Preferred Shares") and $19.335, which is the average of the high and low prices per depositary share representing an interest in the Enstar Series D Preferred Shares as reported on NASDAQ on October 8, 2024, multiplied by 1,000; and (b) the product of 4,400 issued and outstanding 7.00% Perpetual Non-Cumulative Preference Shares, Series E, par value $1.00 per share, of Enstar an 1/1000th interest in each represented by one depositary share (such preferred shares, the "Enstar Series E Preferred Shares") and $20.41, which is the average of the high and low prices per depositary share representing an interest in the Enstar Series E Preferred Shares as reported on NASDAQ on October 8, 2024, multiplied by 1,000. The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2025, was calculated by multiplying $399,164,000 by 0.0001531.

[2]	The previously reported amount of the filing fee calculated in accordance with Rule 0-11(b)(1) under the Exchange Act based on the aggregate cash payment for the outstanding ordinary shares of the Registrant subject to the transaction as listed on Exhibit 107 of Schedule 13E-3 filed by the Filing Persons on September 4, 2024 and the filing fee rate as of September 4, 2024.

Table 2: Fee Offset Claims and Sources
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule 14A	001-33289	10/11/2024		$ 61,112.01
Fee Offset Sources		Enstar Group Limited	Schedule 14A	001-33289		10/11/2024		$ 61,112.01
Explanation of the basis for claimed offset:
[1]	The Company previously paid $763945.35 upon the filing of its Preliminary Proxy Statement on Schedule 14A on September 4 2024 in connection with the transaction reported hereby. The Company previously paid $61112.01 upon the filing of its Definitive Proxy Statement on Schedule 14A on October 11 2024 in connection with the transaction reported hereby.